Exhibit d.2.b

SECOND AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of December, 2018 amends that certain Investment Advisory Agreement dated as of May 18, 2006 (the “Agreement”), as amended as of January 1, 2010, by and between Virtus Opportunities Trust (as assigned by Virtus Insight Trust), a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”) as follows:

1.	The following Series have either been liquidated or merged out of existence and are therefore, deleted from the Agreement: Virtus Insight Government Money Market Fund, Virtus Insight Money Market Fund, Virtus Insight Tax-Exempt Money Market Fund, Virtus Disciplined Small-Cap Opportunity Fund, Virtus Disciplined Small-Cap Value Fund, Virtus High Yield Income Fund, Virtus Intermediate Government Bond Fund, Virtus Intermediate Tax-Exempt Bond Fund, Virtus Balanced Allocation Fund, Virtus Core Equity Fund and Virtus Value Equity Fund.

2.	The names of the Series party to the Agreement have been changed as follows and are hereby changed in the Agreement: Virtus Short/Intermediate Bond Fund is now Virtus Newfleet Low Duration Income Fund; Virtus Tax-Exempt Bond Fund is now Virtus Newfleet Tax-Exempt Bond Fund and Virtus Emerging Markets Opportunities Fund is now Virtus Vontobel Emerging Markets Opportunities Fund.

3.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes in Virtus Newfleet Low Duration Income Fund’s investment advisory fee.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

5.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITES TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus Newfleet Tax-Exempt Bond Fund	0.45%

	1st $1 Billion	$1+ Billion

Virtus Vontobel Emerging Markets Opportunities Fund	1.00%	0.95%

Virtus Newfleet Low Duration Income Fund	0.40%	0.375%